Exhibit 99.1    Earnings Release of April 27, 2007

HENNESSY ADVISORS, INC. ANNOUNCES SECOND QUARTER EARNINGS OF $0.17 PER SHARE

Novato, CA – April 27, 2007 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.17 for the quarter ended March 31, 2007. Earnings decreased slightly versus the prior comparable period, which were $0.18 per share. Diluted earnings per share for the six months ended March 31, 2007 were $0.36 per share, up from $0.34 in the prior comparable period, an increase of approximately 6%. The decline in earnings from the prior comparable period is primarily attributable to decreased mutual fund assets under management. Total mutual fund assets decreased to $1.90 billion at March 31, 2007, compared to $2.25 billion at March 31, 2006. The decrease in assets is a combination of net outflows from the mutual funds and negative market performance from period to period.

“We are pleased with our financial results for the quarter as well as for the six-month period,” said Mr. Hennessy. “Despite the volatility of the overall market and our quarter-end assets under management being down approximately $350 million, the corresponding earnings per share for the quarter were down just a penny, while our six-month earnings increased by two cents per share,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended			%
Second Quarter	March 31, 2007	March 31, 2006	$ Change	Change
Total Revenue	$3,968,468	$4,180,941	$(212,473)	-5.1%

Net Income	$994,828	$1,091,078	$(96,250)	-8.8%

Earnings per share diluted	$0.17	$0.18	$(0.01)	-5.6%

Weighted Average number of shares outstanding	6,019,956	5,927,174	92,782	1.6%

	Six Months Ended			%
Year-to-Date	March 31, 2007	March 31, 2006	$ Change	Change
Total Revenue	$8,355,381	$7,864,041	$491,340	6.2%

Net Income	$2,129,541	$1,986,105	$143,436	7.2%

Earnings per share diluted	$0.36	$0.34	$0.02	5.9%

Weighted Average number of shares outstanding	5,962,250	5,864,565	97,685	1.7%

At Period Ending Date	March 31, 2007	March 31, 2006	$ Change	% Change
Mutual Fund Assets Under
Management	$1,899,943,737	$2,249,995,431	$(350,051,694)	-15.6%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.